Exhibit 99.1

PermRock Royalty Trust

News Release

PermRock Royalty Trust

Declares Monthly Cash Distribution

FORT WORTH, Texas, May 18, 2018 – PermRock Royalty Trust (NYSE:PRT) (the “Trust”), today declared a monthly cash distribution to record holders of its trust units representing beneficial interests in the Trust (“Trust Units”) as of May 31, 2018 and payable on June 14, 2018 in the aggregate amount of $2,018,817.85 or $0.165942 per Trust Unit, based principally upon production during the month of March 2018.

The following table shows underlying oil and gas sales and average prices attributable to the current month distribution.

	Underlying Sales
	Volumes		Average Price
	Oil (Bbls)	Gas (Mcf)	Oil (per Bbl)	Gas (per Mcf)
March	54,962	60,416	$59.64	$3.78

Capital expenditures included in the current month distribution totaled $163,578.

About PermRock Royalty Trust

PermRock Royalty Trust is a Delaware statutory trust formed by Boaz Energy II, LLC (“Boaz Energy”) to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain properties owned by Boaz Energy in the Permian Basin of West Texas. For more information on PermRock Royalty Trust, please visit our website at www.permrock.com.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements.” These forward-looking statements represent the Trust’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements include the amount and date of any anticipated distribution to unitholders. The anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from Boaz Energy with respect to the relevant period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Trust does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Trust to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the prospectus filed with the SEC in connection with the Trust’s initial public offering. The risk factors and other factors noted in the Trust’s prospectus could cause its actual results to differ materially from those contained in any forward-looking statement. The Trust’s filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact:	PermRock Royalty Trust
Simmons Bank, Trustee
Lee Ann Anderson, Senior Vice President and Trust Officer
Toll-free: (855) 588-7839
Fax: (817) 298-5579
Website: www.permrock.com
e-mail: trustee@permrock.com